U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer
    subject to Section 16. Form 4 or
    Form 5 obligations may continue
    See Instruction 1(b).

1.     Name and Address of Reporting Person:
        George H. Weyerhaeuser, Jr, PO Box 1278, Tacoma, WA 98401

2.     Issuer Name and Ticker or Trading Symbol:
        Weyerhaeuser Company, WY

3.     IRS or Social Security Number of Reporting Person (Voluntary):

4.     Statement for Month/Day/Year:
        02/13/2003

5.     If Amendment, Date of Original (Month/Day/Year):

6.     Relationship of Reporting Person to Issuer (Check all applicable):
        ( ) Director     (X) Officer (give title below)     (  ) 10% Owner
        ( ) Other (specify below)

        Title: Sr. Vice President

7.     Individual or Joint/Group Filing (Check Applicable Line)
        ( ) Form Filed by One Reporting Person
        ( ) Form Filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security  2. Trans-   2.A.       3. Trans-   4. Securities Acquired (A)   5. Amount       6. Owner-  7. Nature
                         action   Deemed        action      or Disposed of (D)           of              ship       of In-
                         Date     Execution     Code                                     Securities      Form       direct
                        (Month/   Date, if                                               Beneficially    Direct     Benefic-
                         Day/     any                                                    Owned at        (D)or      ial
                         Year)    (Month/                                                End of          Indirect   Owner-
                                   Day/                     Amount  (A) or (D)  Price    Month           (I)        ship
                                   Year)
--------------------  ---------   ---------  ----------   ---------------------------  ------------   ----------   ------------





TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g. puts, calls, warrants, options, convertible securities)

1. Title of  2. Conver-  3.Trans-  4. Trans-  5. Number of  6. Date      7. Title and  8. Price  9. Num-   10. Own-   11.  Na-
   Deriv-       sion or    action     action     Derivative    Exer-        and Am-       of        ber of     ership      ture
   ative        Exercise   Date       Code       Securities    cisable      ount of       Deriv-    Deriv-     Form        of In-
   Security     Price of  (M/D/Y)                Acquired      and Ex-      Under-        ative     ative      of De-      direct
                Deriv-                          (A) or Dis-    piration     lying         Secur-    Secur-     rivative    Benef-
                ative    3.A.                    posed of (D)  Date         Securities    ity       ities      Security:   icial
                Security   Deemed                             (M/D/Y)                               Bene-      Direct (D)  Own
                           Execution                                                                ficially   or Indirect ership
                           Date, if                           ----------    -----------             Owned      (I)
                           any                                Date   Expir- Title Amount            follow-
                          (M/D/Y                              Exer-  ation        or Number         ing
                                       Code V                 cisable Date        of shares         Reported
                                                                                                    Trans-
                                                                                                    action(s)
------------ ----------- --------- -------- - ------------- ------- ----  ------- ----- --------- -------- ---------- ------------
Stock Option
(right to buy)  49.605     2/13/03    A         19,000      (1)     2/13/13  Common 19,000          19,000      D

Explanation of Responses:
(1) The options vest in 25% annual increments beginning February 14,2004.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/George H. Weyerhaeuser, Jr.                            02/13/2003
______________________________________                __________________
   **Signature of Reporting Person                           Date